Exhibit 10.1

Polycom, Inc. 4750 Willow Road Pleasanton, CA 94588	TEL: 925.924.6000 FAX: 925.924.6100

September 22, 2010

Mr. Andrew Miller

President & Chief Executive Officer

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Dear Andy:

The purpose of this letter is to memorialize the extension of your temporary living benefits for an additional seven month period, as approved by the Compensation Committee, in connection with your relocation to California. As set forth in your original offer letter dated June 5, 2009, all relocation expenses are to be provided to you on a grossed up basis and are subject to the following remaining repayment schedule should you voluntarily terminate your employment with Polycom: 50% of the total relocation expense if you voluntarily terminate your employment prior to the two-year anniversary of your employment with Polycom (i.e. July 1, 2011), and no repayment obligation if you voluntarily terminate your employment on or after July 1, 2011.

Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Sayed M. Darwish
Sayed M. Darwish

SVP, CAO, General Counsel and Acting SVP, Human Resources